Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and is effective as of the 1st day of September ,2008, by and between BUSINESS FIRST BANK and BUSINESS FIRST BANCSHARES, INC. (Collectively “Bank”), and Steven Champney, an individual resident of the State of Louisiana (“Executive”) (the signatories to this Agreement will be referred to jointly as the “Parties”).

WITNESSETH:

WHEREAS, Executive is joining the Bank and has considerable experience and training in management related to banking and the financial services offered by and needed by the Bank; and

WHEREAS, the Bank desires to provide for the employment of Executive as the Executive Vice President and Chief Financial Officer of the Bank, and Executive desires to provide such employment, subject to and on the terms and conditions set forth in this Agreement; and

WHEREAS, both the Bank and Executive have read and understood the terms and provisions set forth in this Agreement and have been afforded a reasonable opportunity to review this Agreement with their respective legal counsel and other advisors.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and the Bank agree as follows:

1. Employment. The Bank hereby agrees to employ Executive as the Executive Vice President and Chief Financial Officer of the Bank, and Executive hereby accepts employment, on the terms and conditions set forth in this Agreement.

2. Term. The initial term of Executive’s employment by the Bank under this Agreement shall terminate on August 31, 2018 (the “Employment Period”); provided, however, that commencing on September 1, 2018, and each anniversary of such date (the “Renewal Date”), the Employment Period shall be automatically extended so as to terminate two (2) years from such Renewal Date. If, at least sixty (60) days prior to the Renewal Date, the Bank gives Executive notice that the Employment Period will not be so extended, this Agreement will continue for the remainder of the then current Employment Period and then expire. The Employment Period may be sooner terminated under Section 6 of this Agreement.

3. Position and Duties. During the Employment Period, Executive will report directly to the President and Chief Executive Officer and to the Board of Directors of the Bank. Executive shall perform all services reasonably required by the standards of the banking industry to fully execute the duties and responsibilities associated with such position. Executive will devote substantially all of his working time, attention and energies to the performance of his duties for the Bank. Notwithstanding the above, Executive will be permitted, to the extent such activities do not interfere with the performance by Executive of his duties and responsibilities under this Agreement or violate Sections 10(a), 10(b), 10(c) or 10(d) of this Agreement, to (i) manage Executive’s personal, financial and legal affairs, and (ii) serve on civic or charitable boards or committees.

4. Place of Performance. Executive’s primary place of employment will be the Bank’s principal executive offices in Baton Rouge, Louisiana and any other Bank location on an as needed basis.

5. Compensation and Related Matters.

(a) Base Salary. During the Employment Period, the Bank will pay Executive a base salary of not less than $210,000 per year (“Base Salary”), in approximate equal installments in accordance with the Bank’s customary payroll practices. Executive’s Base Salary may be increased, but not decreased, pursuant to annual review by the Board. In the event Executive’s Base Salary is increased, the increased amount will then constitute the Base Salary for all purposes of this Agreement.

(b) Annual Incentive Bonus. The Board shall, at its discretion, establish a bonus program for Executive during each year of the Employment Period. While the range of the bonus for the Executive is estimated in good faith to be between 25% and 40%, the bonus is not a guaranteed amount and its existence depends upon the profitability of the Bank and the performance of the Executive as recommended by the President and Chief Executive Officer of the Bank.

(c) Welfare, Pension and Incentive Benefit Plans; Reimbursement for COBRA Coverage. During the Employment Period, Executive (and his spouse and/or dependents to the extent provided in the applicable plans and programs) will be entitled to participate in and be covered under all the welfare benefit plans or programs maintained by the Bank for the benefit of its executive officers pursuant to the terms of such plans and programs including, without limitation, all medical, life, hospitalization, dental, disability, accidental death and dismemberment insurance plans and programs. In addition, during the Employment Period, Executive will be eligible to participate in all pensions, retirement, savings and other employee benefit plans and programs maintained from time to time by the Bank for the benefit of its senior executive officers. All employee benefits provided to the Executive by the Bank incident to the Executive’s employment shall be governed by the applicable plan documents, summary plan descriptions or employment policies, and may be modified, suspended or revoked at any time, in accordance with the terms and provisions of the applicable documents.

(d) Vacation. Executive shall be entitled to receive four (4) weeks paid vacation annually, which shall accumulate if not used in prior years.

(e) Reimbursement of Expenses. During the Term of Employment, the Bank shall promptly pay all reasonable expenses incurred by Executive for all reasonable travel and other business related expenses incurred by him in performing his obligations under this Agreement in accordance with the Bank’s travel and business expense policy, such expenses to be reviewed by the Board of Directors on a periodic basis. The Bank may provide Executive with a credit card for Executive’s business-related expenses.

(f) Vehicle Allowance. During the Term of Employment, the Bank shall provide Executive with an automobile allowance in the amount of not less than $650 per month (such amount to be reviewed by the Board of Directors annually) for travel for the Bank and for transportation to and from the offices of the Bank, and for use in engaging in activities in the name of or for the benefit of the Bank.

(g) Stock Options. Executive shall receive annual options as of September 1, 2008 to purchase shares of common stock of the Bank. The initial grant shall consist of options equal to 5000 shares per year, at a $12 per share price for each year, for a total of 10 years (or 50,000 shares in total). Executive shall be entitled to receive options for a period of ten (10) years commencing on September 1, 2008 and for September 1 of each year and then ending on September 1, 2017. In the event of “change in control” as defined by Section 9(a), (b), (c) and (d) of this Agreement, Executive shall be entitled to immediately receive the remainder of the original 50,000 shares yet to be granted during the prescribed ten year period, plus any other shares granted to the Executive during his employment.

6. Termination. Executive’s employment under this Agreement may be terminated during the Employment Period under the following circumstances:

(a) Death. Executive’s employment under this Agreement will terminate upon his death.

(b) Disability. If, as a result of Executive’s Disability (as hereinafter defined), Executive is substantially unable to perform his duties under this Agreement (with or without reasonable accommodation, as defined under the Americans With Disabilities Act) for an entire period of three (3) consecutive months, and within thirty (30) days after a Notice of Termination (as defined in Section 7(a)) is given by the Bank to Executive after such three (3) month period, and Executive does not return to the substantial performance of his duties on a full-time basis, the Bank has the right to terminate Executive’s employment under this Agreement for “Disability,” and such termination will not be a breach of this Agreement by the Bank. For purposes of this Agreement, “Disability” means (i) the inability of the Executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of more than six (6) months, or (ii) the receipt of income replacement benefits for a period of more than three (3) months under a Bank-sponsored or Company-sponsored accident and health plan covering the Executive due to a medically determinable physical or mental impairment which is expected to result in death or is expected to last for a continuous period of more than six (6) months.

(c) Cause. The Bank has the right to terminate Executive’s employment for cause and such termination will not be a breach of this Agreement by the Bank. “Cause” means termination of employment for one of the following reasons:

(i) The determination by the Board of Directors in the exercise of its reasonable judgment, after consultation with its legal counsel, that Executive has committed an act or acts constituting (A) a felony or other crime, whether a felony or a misdemeanor, involving moral turpitude, dishonesty or theft, (B) dishonesty or disloyalty, intended to result in personal enrichment of Executive at the expense of the Bank or the Company, or (C) fraud;

(ii) The determination by the Board of Directors in the exercise of its reasonable judgment, that Executive (A) has failed to follow the lawful directives of the Board of Directors, within the reasonable scope of his duties, or (B) has engaged in such actions or omissions that would constitute unsafe or unsound banking practices, and Executive has failed to cure or remedy any such actions or practices to the reasonable satisfaction of the Board within ten (10) days after written notice to Executive by the Bank specifying in reasonable detail the objectionable actions or practices;

(iii) The determination by the Board of Directors in the exercise of its reasonable judgment, after consultation with its legal counsel, that Executive has committed a breach or violation of this Agreement, and Executive has failed to cure such breach or violation within ten (10) days after written notice to Executive by the Bank specifying in reasonable detail the alleged breach or violation;

(iv) The determination by the Board of Directors, after consultation with its legal counsel, that Executive has engaged in gross misconduct in the course and scope of his employment with the Bank including indecency, immorality, gross insubordination, dishonesty, unlawful harassment or discrimination, use of illegal drugs, or fighting; or

(v) In the event Executive is prohibited from engaging in the business of banking by any governmental regulatory agency having jurisdiction over the Bank or the Company.

For purposes of this Agreement, Executive shall not be deemed to be in breach of this Agreement for his failure to substantially perform his duties under this Agreement where such failure results because of Executive’s Disability within the meaning of Section 6(a). In such case, termination of Executive shall be governed by the provisions of Section 6(a). Executive shall not be deemed to have been terminated for Cause unless and until there has been delivered to Executive a copy of the resolution duly adopted by the affirmative vote of not less than three-fourths (3/4ths) of the entire membership of the Board of Directors of the Bank, at a meeting of the Board of Directors called and held for such purpose, finding that in the good faith opinion of the Board of Directors Executive was guilty of the conduct set forth in clauses (i), (ii), (iii), (iv) or (v) above and specifying the particulars thereof in detail.

(d) Good Reason. Executive may terminate his employment for Good Reason (as hereinafter defined) by providing Notice of Termination to the Bank within one hundred and twenty (120) days after Executive has actual knowledge of the occurrence, without the written consent of Executive, of one of the events set forth below, and such termination will not be a breach of this Agreement and will entitle Executive to the compensation and benefits described in Section 8(a) hereof. For purposes of this Agreement “Good Reason” shall mean any of the following:

(i) the assignment to Executive of any duties materially and adversely inconsistent with Executive’s status as Executive Vice President and Chief Financial Officer of the Bank or a material and adverse alteration in the nature of Executive’s authority, duties or responsibilities;

(ii) the reduction by the Bank of Executive’s Base Salary;

(iii) the requirement that Executive be based permanently or indefinitely at any office or location that is more than 50 miles from the Bank’s current location in Baton Rouge, Louisiana except for travel reasonably required in the performance of Executive’s responsibilities; or

(iv) the failure of any successor to the Bank or the Company to assume this Agreement pursuant to Section 14.

(e) Without Cause. The Bank has the right to terminate Executive’s employment under this Agreement without Cause by providing Executive with a Notice of Termination, subject to the obligations set forth in Section 8(a) hereof.

(f) Voluntary Termination. Executive may voluntarily terminate employment with the Bank at any time, and if such termination is not for Good Reason, then, Executive shall only be entitled to compensation and benefits as described in Section 8(b) hereof.

7. Termination Procedure.

(a) Notice of Termination. Any termination of Executive’s employment by the Bank or by Executive during the Employment Period (other than termination pursuant to Section 6) will be communicated by written Notice of Termination to the other party in accordance with Section 15. For purposes of this Agreement, a “Notice of Termination” means a written notice which indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment.

(b) Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated due to Disability pursuant to Section 6(a), thirty (30) days after Notice of Termination (provided that Executive has not returned to the substantial performance of his duties on a fulltime basis during such 30-day period), (iii) if Executive’s employment is terminated for Good Reason pursuant to Section 6, the date provided in such Section, or (iv) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days after the giving of such Notice of Termination) set forth in such Notice of Termination.

8. Compensation Upon Termination or During Disability. In the event of Executive’s Disability or termination of his employment under this Agreement during the Employment Period, the Bank will provide Executive with the payments and benefits set forth below. Executive agrees that the Bank has the right to deduct any amounts owed by Executive to the Bank for any reason, including, without limitation, Executive’s misappropriation of Bank funds, from the payments set forth in this Section 8.

(a) Termination by the Bank Without Cause or by Executive for Good Reason. If Executive’s employment is terminated by the Bank without Cause or by Executive for Good Reason:

(i) the Bank will, on the 10th business day following the Date of Termination, pay to Executive in a single lump-sum payment one-half of his Base Salary for that year and accrued vacation pay through the Date of Termination.

(ii) the Bank will maintain in full force and effect, for the continued benefit of Executive (and his spouse and/or his dependents, as applicable) for a period of three (3) months following the Date of Termination, the medical, hospitalization, and dental programs in which Executive (and his spouse and/or his dependents, as applicable) participated immediately prior to the Date of Termination, at the level in effect and upon substantially the same terms and conditions (including, without limitation, contributions required by Executive for such benefits) as existed immediately prior to the Date of Termination; provided, if Executive (or his spouse) is eligible for Medicare or a similar type of governmental medical benefit, such benefit shall be the primary provider before Bank medical benefits are provided. If Executive (or his spouse and/or his dependents, as applicable) cannot continue to participate in the Bank programs providing such benefits, the Bank shall use its best efforts to assist Executive in locating the economic equivalent of such benefits which they otherwise would have been entitled to receive under such plans and programs. If Executive becomes employed by another employer and is eligible to receive medical, hospitalization and dental benefits under another employer provided plan, the medical, hospitalization and dental benefits described herein shall be secondary to those provided under such other plan during the applicable period;

(iii) the Bank will, within thirty (30) days following the Date of Termination, reimburse Executive, pursuant to the Bank’s policy, for his reasonable business expenses incurred, but not paid, prior to the Date of Termination; and

(iv) Executive will be entitled to any other rights, compensation and/or benefits as may be due to Executive following such termination to which he is otherwise entitled in accordance with the terms and provisions of any plans or programs of the Bank.

(b) Termination by the Bank for Cause or by Executive Without Good Reason. If Executive’s employment is terminated by the Bank for Cause or by Executive (other than for Good Reason):

(i) the Bank will, within thirty (30) days following the Date of Termination, pay to Executive his Base Salary and his accrued vacation pay (to the extent required by law or the Bank’s vacation policy) through the Date of Termination;

(ii) the Bank will, within thirty (30) days following the Date of Termination, reimburse Executive, pursuant to the Bank’s policy, for his reasonable business expenses incurred, but not paid, prior to the Date of Termination, unless such termination resulted from a misappropriation of Bank funds; and

(iii) Executive will be entitled to any other rights, compensation and/or benefits as may be due to Executive following termination to which he is otherwise entitled in accordance with the terms and provisions of any plans or programs of the Bank.

(c) Disability. During any period that Executive fails to perform his duties under this Agreement as a result of incapacity due to Disability, Executive will continue to receive his full Base Salary set forth in Section 5(a) until his employment is terminated pursuant to Section 6(a). In the event Executive ‘s employment is terminated for Disability pursuant to Section 6(a):

(i) the Bank will (A) within thil1y (30) days following the Date of Termination, pay to Executive his Base Salary and accrued vacation pay through the Date of Termination and (B) provide Executive with disability benefits pursuant to the terms of the Bank’s disability programs and/or practices;

(ii) the Bank will, within thirty (30) days following the Date of Termination, reimburse Executive, pursuant to the Bank’s policy, for reasonable business expenses incurred, but not paid, prior to the Date of Termination; and

(iii) Executive will be entitled to any other rights, compensation and/or benefits as may be due to Executive following such termination to which he is otherwise entitled in accordance with the terms and provisions of any plans or programs of the Bank.

(d) Death. If Executive’s employment is terminated by his death, the Bank will, within thirty (30) days following Executive’s death, pay in a lump-sum to Executive’s beneficiary, legal representatives or estate, as the case may be, Executive’s earned but unpaid Base Salary as of the date of death, accrued vacation and unreimbursed business expenses and amounts due under any plans, programs or arrangements of the Bank through the Date of Termination.

9. Termination Following a Change of Control. Notwithstanding anything in this Agreement to the contrary, in the event of a Change of Control, Executive may terminate employment for any reason during the 90-day period immediately following his continued employment for twelve (12) months after the effective date of the Change of Control, and such termination shall be deemed to be a termination for Good Reason for all purposes of this Agreement, including the provisions of Section 8(a). For purposes of this Agreement, “Change of Control” shall mean

(a) a change during any 12-month period in the ownership of the capital stock of the Bank, whereby a corporation, partnership, other entity, person, or group acting in concel1 (a “Person”) as described in Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), holds or acquires, directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a number of shares of capital stock of the Bank or the Company, as the case may be, which constitutes more than fifty percent (50%) of the combined voting power of the Bank then outstanding capital stock entitled to vote generally in the election of directors;

(b) the consummation of any merger, consolidation, share exchange or reorganization plan involving the Bank, as the case may be, in which the Bank, as applicable, is not the surviving entity, other than the Reorganization; or

(c) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of more than 50% of the combined assets of the Bank to any person or to a wholly-owned subsidiary of the Bank or to any Affiliate (as defined in
Rule 12b-2 under the Exchange Act) of any of the foregoing; or

(d) individuals who constituted the Board of Directors of the Bank on September 1, 2008 (together with any new directors whose election by the Board of Directors of the Bank or the Company, as the case may be, or whose nomination for election by the Bank’s stockholders, as applicable, was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors of the Bank on September 1, 2008 or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors of the Bank, as the case may be, then in office; provided, that the following events shall not constitute a Change of Control:

(i) the acquisition of shares of capital stock of the Bank by the Bank or any of their subsidiaries or Affiliates;

(ii) the acquisition of shares of capital stock of the Bank by any employee benefit plan (or trust) sponsored or maintained by the Bank or any of its subsidiaries or affiliates;

(iii) any transfer of shares of capital stock by gift, devise or descent by a stockholder to a Family Member or trust established or maintained for the benefit of a stockholder or any Family Member; or

(iv) the acquisition of shares of capital stock by any officer or employee of the Bank pursuant to any stock option plan established by the Bank or the Company.

For purposes of this Agreement, the term “Family Member” means a member of the family of a stockholder who is eligible to be treated as a single shareholder pursuant to the Internal Revenue Code.

10. Noncompete; Confidential Information; Non-Solicitation.

(a) Noncompete. Ancillary to the enforceable promises set forth in this Agreement, as well as to protect the vital interests described in those Sections, Executive agrees that during the Employment Period, Executive will not, without the prior written consent of the Bank, directly or indirectly, alone or for his own account, or as owner, partner, investor, member, trustee, officer, director, shareholder, employee, consultant, distributor, advisor, representative or agent of any partnership, joint venture, corporation, trust or other business organization or entity,

(i) acquire, charter, operate or enter into any franchise or other management agreement with any financial institution;

(ii) serve as an officer, director, employee, agent or consultant to any financial institution; or

(iii) establish or operate a branch or other office of a financial institution; for purposes of clauses (i), (ii) and (iii) above, such limitation shall apply to any financial institution that has a main office, branch or loan production office within any Parish in which the Bank has an office.

(b) Nondisclosure of Confidential Information. Executive acknowledges that it is the policy of the Bank to maintain as secret and confidential (i) all valuable and unique information, (ii) other information heretofore or hereafter acquired by the Bank, or any affiliated entity and deemed by it to be confidential, and (iii) information developed or used by the Bank or any affiliated entity relating to the business, operations, employees and customers of the Bank, or any affiliated entity including, but not limited to, any customer lists or employee information (all such information described in clauses (i), (ii) and (iii) above, other than information which is known to the public or becomes known to the public through no fault of Executive, is hereinafter referred to as “Confidential Information”). The parties recognize that the services to be performed by Executive pursuant to this Agreement are special and unique and that by reason of his employment by the Bank after the date hereof, Executive has acquired and will acquire Confidential Information. Executive recognizes that all such Confidential Information is the property of the Bank. Accordingly, at any time during or after the Employment Period, Executive shall not, except in the proper performance of his duties under this Agreement, directly or indirectly, without the prior written consent of the Bank, disclose to any Person other than the Bank, whether or not such a Person is a competitor of the Bank, and shall use his best efforts to prevent the publication or disclosure of any Confidential Information obtained by, or which has come to the knowledge of, Executive prior or subsequent to the date hereof. Notwithstanding the foregoing, Executive may disclose to other Persons, as part of his occupation, information with respect to the Bank or any affiliated entity, which (i) is of a type generally not considered by standards of the banking industry to be proprietary, or (ii) is otherwise consented to in writing by the Bank.

(c) Non-Solicitation. Executive shall not, during the Employment Period, either personally or by or through his agent or by letters, circulars or advertisements and whether for himself or on behalf of any other person, seek to persuade any employee of the Bank or any affiliated entity or any Person who was an employee of the Bank or any affiliated entity to discontinue his or her status or employment with the Bank, the Company or such affiliated entity or to become employed in a business or activities likely to be competitive with the Bank or any affiliated entity. Additionally, Executive shall not, for himself or on behalf of any person, directly or indirectly, (i) solicit, divert or attempt to solicit or divert any customer of the Bank or any affiliated entity (who was a customer of the Bank on the Termination Date) for so long as the customer remains a customer of the Bank or such affiliated entity during the term of this Agreement, or (ii) solicit or direct any former customer of the Bank or any affiliated entity for the purpose of refinancing a loan originated by the Bank or an affiliated entity for such former customer.

(d) Obligations of Executive Upon Termination. Upon termination of this Agreement for any reason, Executive shall return to the Bank all documents and copies of documents in his possession relating to any Confidential Information including, but not limited to, internal and external business forms, manuals, correspondence, notes and computer programs, and Executive shall not make or retain any copy or extract of any of the foregoing. In addition, in the event Executive’s employment is terminated for Cause, Executive shall resign from all offices and positions held with the Bank.

(e) Remedies. Executive acknowledges and understands that paragraphs 11(a), (b), (c) and (d) and the other provisions of this Agreement are of a special and unique nature, the loss of which cannot be adequately compensated for in damages by an action at law, and that the breach or threatened breach of the provisions of this Agreement would cause the Bank irreparable harm. In the event of a breach or threatened breach by Executive of the provisions of this Agreement, the Bank shall be entitled to an injunction restraining him from such breach. Nothing contained in this Agreement shall be construed as prohibiting the Bank from pursuing, or limiting the Bank’s ability to pursue, any other remedies available for any breach or threatened breach of this Agreement by Executive. The provision of this Agreement relating to arbitration of disputes shall not be applicable to the Bank to the extent it seeks an injunction in any court to restrain Executive from violating paragraphs 11(a), (b), (c) and (d) hereof.

(f) Continuing Operation. Except as specifically provided in this Section 10, the termination of Executive’s employment or of this Agreement will have no effect on the continuing operation of this Section 10.

11. Release. Executive agrees, if his employment is terminated under circumstances entitling him to payments under Section 8(a) of this Agreement, that in consideration for the payments described in Section 8(a), he will execute a General Release in substantially the form of Exhibit A attached hereto, through which Executive releases the Bank and the Company from any and all claims as may relate to or arise out of his employment relationship (excluding claims Executive may have under any “employee pension plan” as described in Section 3(3) of ERISA or any claims under this Agreement). The form of the Release may be modified as needed to reflect changes in the applicable law or regulations that are needed to provide a legally enforceable and binding Release to the Bank at the time of execution.

12. Indemnification and Insurance. Executive shall be indemnified and held harmless by the Bank or the Company, as the case may be, during the term of this Agreement and following any termination of this Agreement for any reason whatsoever in the same manner as would any other key management employee of the Bank or the Company with respect to acts or omissions occurring prior to (a) the termination of this Agreement or (b) the termination of 10 employment of Executive. In addition, during the term of this Agreement and for a period of two (2) years following the termination of this Agreement for any reason whatsoever, Executive shall be covered by a directors and officers liability insurance policy covering acts or omissions occurring prior to (a) the termination of this Agreement or (b) the termination of employment of Executive, to the extent such coverage is reasonably available.

13. Arbitration; Legal Fees and Expenses.

(a) Executive recognizes that differences may arise between him and the Bank during or following his employment with the Bank, and that those differences may or may not be related to his employment. Executive acknowledges that by entering into this Agreement, he anticipates gaining the benefits of a speedy, impartial dispute-resolution procedure for resolving any and all disputes between himself and the Bank. Notwithstanding Section (f) hereof, this Section 13 shall be governed by the laws of the State of Louisiana as further modified by Section (b) hereof.

(b) Executive and the Bank consent to the resolution by final and binding arbitration of any claim, controversy, or dispute (“Claim(s)”) between Executive and Bank, whether or not such Claims arise out of or relate to his employment by Bank, in accordance with the Employment Arbitration Rules of the American Arbitration Association in effect on the date the claim or controversy arises. The Claims covered by this Section 13 include, but are not limited to, claims for wages or other compensation due; claims for breach of any contract or covenant (express or implied); tort claims (including, but not limited to, invasion of privacy, intentional infliction of emotional distress, assault, battery, fraud, negligence, gross negligence, negligent hiring or retention); claims of discrimination (including, but not limited to, race, gender, sexual harassment, religion, national origin, age, marital status, or medical condition, handicap or disability); claims for benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration procedure different from this one); and claims for violation of any federal, state, or other governmental law, statute, regulation, or ordinance, except claims excluded in the following paragraph.

(c) Executive and the Bank understand that claims for workers’ compensation or unemployment compensation benefits are not covered by this Agreement. Moreover, although Executive is prohibited from filing a lawsuit concerning Claims covered by this Agreement, Executive understands that this Section 13 shall not prohibit him from filing a charge or complaint with any governmental agency. Finally, Executive understands that this Section 13 does not apply with respect to any claims that the Bank may have against Executive relating to the operation of and the enforcement of Section 10 hereof.

(d) Either party may initiate an arbitration proceeding by delivery of written notice to the other party hereto. Resolution of such dispute shall be resolved by a majority vote of a panel of three arbitrators. Within sixty (60) days after giving or receiving a demand for arbitration, the Bank and Executive shall each select one arbitrator. Such arbitrators shall be freely selected and the parties shall not be limited in their selection to any prescribed list. The arbitrators chosen by the Bank and Executive shall, by mutual consent, select the third arbitrator. Except as otherwise agreed upon by the Parties, the arbitration shall convene in Baton Rouge, Louisiana.

(e) The decision of the arbitrators shall be in writing and presented in separate findings of fact and law. The award of the arbitrators shall be final and binding on the parties from which no appeal maybe taken and an order confirming the award or judgment upon the award may be entered into in any court having jurisdiction there over.

(f) Prior to the appointment of the arbitrators, the Bank or Executive may seek provisional remedies, including, without limitation, temporary restraining orders and preliminary injunctions. After the appointment of the arbitrators, the arbitrators shall have sole authority to grant such provisional remedies as the arbitrators, in their sole discretion, deem necessary or appropriate.

(g) The arbitrators shall have the authority to award any relief permitted by relevant federal or state statute, including, without limitation, back wages, front wages, actual damages, compensatory damages, punitive damages, attorneys’ fees, and costs associated with the arbitration proceeding. The arbitrators, in the award, may assess the fees and expenses of the arbitrators and of the arbitration proceeding and the witness and attorney’s fees of the parties or any part thereof, against either the Bank or Executive or both of them, taking into account the circumstances of the case. Except as assessed by the arbitrators in the award, Bank and Executive shall each bear their own attorneys fees and one-half each of the arbitration fees and expenses in connection with the on-going arbitration proceedings.

(h) Executive and the Bank acknowledge and agree that a party making a Claim pursuant to or arising under this Section 13 must give written notice of such Claim within one (l) year of the occurrence of the event or conduct giving rise to the claim. Failure to give notice of any claim within one (1) year shall constitute a waiver of the Claim, even if there is a federal or state statute of limitations which would have given more time to pursue the Claim.

(i) Except with respect to claims described in Sections 13(c), Executive and Bank acknowledge and agree that the arbitrators, and not any federal, state, or local court or agency, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, including, but not limited to, any claim that all or any part of this Agreement is void or voidable. Such arbitrators shall have jurisdiction to hear and rule on pre-hearing disputes, and are authorized to hold pre-hearing conferences by telephone or in person as the arbitrator deems necessary. The arbitrators shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrators shall apply the substantive law (and the law of remedies, if applicable) of the state in which the Claim arose, or federal law, or both, as applicable to the Claim(s) asserted. The Federal Rules of Evidence shall apply to the arbitration proceeding.

14. Agreement Binding on Successors.

(a) The Bank’s Successors. The Bank shall use its best efforts to require any successor (whether direct or indirect, by purchase, merger, reorganization, sale, transfer of stock, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank or the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no succession had taken place. As used in this Agreement, the “Bank” means the Bank, and any successor to the Bank’s business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this Section 14 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b) Executive’s Successors. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to payments or benefits under this Agreement, which may be transferred only by will or the laws of descent and distribution. Upon Executive’s death, this Agreement and all rights of Executive under this Agreement shall inure to the benefit of and be enforceable by Executive’s beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Executive’s interests under this Agreement. Executive will be entitled to select and change a beneficiary or beneficiaries to receive any benefit or compensation payable under this Agreement following Executive’s death by giving the Bank written notice thereof in a form acceptable to the Bank. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary(ies), estate or other legal representative(s). If Executive should die following his Date of Termination while any amounts would still be payable to him under this Agreement if he had continued to live, unless otherwise provided, all such amounts shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Executive, or otherwise to his legal representatives or estate.

15. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

At his last known address

evidenced on the Bank’s

payroll records.

If to the Bank:

Business First Bank

5110 Corporate Boulevard

Baton Rouge, Louisiana 70808

or to such other address as any party may have furnished to the others in writing in accordance with this Agreement, except that notices of change of address shall be effective only upon receipt.

16. Withholding. All payments hereunder will be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation.

17. Restrictions Upon Funding. The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement. The Executive or any successor-in-interest to Executive shall be and remain simply a general 13 creditor of the Bank in the same manner as any other creditor having a general unsecured claim. For purposes of the Code, the Bank intends this Agreement to be an unfunded, unsecured promise to pay on the part of the Bank. For purposes of Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Bank intends that this Agreement not be subject to

ERISA. If it is deemed subject to ERISA, it is intended to be an unfunded arrangement for the benefit of a select member of management, who is a highly compensated employee of the Bank for the purpose of qualifying this Agreement for the “top hat” plan exception under sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. At no time shall the Executive have or be deemed to have any lien nor right, title or interest in or to any specific investment or to any assets of the Bank. If the Bank elects to invest in a life insurance, disability or annuity policy upon the life of Executive, the Executive shall assist the Bank by freely submitting to a physical examination and supplying such additional information necessary to obtain such insurance or annuities.

18. Miscellaneous. No provisions of this Agreement may be amended, modified, or waived unless agreed to in writing and signed by Executive and by a duly authorized officer of the Bank. No waiver by either party of any breach by the other party of any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The respective rights and obligations of the Parties under this Agreement shall survive Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Louisiana without regard to its conflicts of law principles.

19. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

20. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

21. Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and will not affect its interpretation.

22. Entire Agreement. Except as provided elsewhere herein, this Agreement sets forth the entire agreement of the Parties with respect to its subject matter and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party to this Agreement with respect to such subject matter.

23. Voluntary Agreement. The Parties acknowledge that each has carefully read this agreement, that each has had an opportunity to consult with his or its attorney concerning the meaning, import and legal significance of this Agreement, that each understands its terms, that all understandings and agreements between Executive and the Bank relating to the subjects covered in this Agreement are contained in it, and that each has entered into the Agreement voluntarily and not in reliance on any promises or representations by the other than those contained in this Agreement.

(Signature Page Follows)

[Signature Page to Executive Employment Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

BUSINESS FIRST BANK

/s/ Charles E. Roemer, III
Charles E. Roemer, III, President and Chief Executive Officer

/s/ Steven Champney
Steven Champney, Executive Vice President and Chief Financial Officer

EXHIBIT A

NOTICE. Various laws, including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Pregnancy Discrimination Act of 1978, the Equal Pay Act, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Americans With Disabilities Act, the Employee Retirement Income Security Act and the Veterans Reemployment Rights Act (all as amended from time to time), prohibit employment discrimination based on sex, race, color, national origin, religion, age, disability, eligibility for covered employee benefits and veteran status. You may also have rights under laws such as the Older Worker Benefit Protection Act of 1990, the Worker Adjustment and Retraining Act of 1988, the Fair Labor Standards Act, the Family and Medical Leave Act, the Occupational Health and Safety Act and other federal, state and/or municipal statutes, orders or regulations pertaining to labor, employment and/or employee benefits. These laws are enforced through the United States Department of Labor and its agencies, including the Equal Employment Opportunity Commission (EEOC), and various state and municipal labor departments, fair employment boards, human rights commissions and similar agencies.

This General Release is being provided to you in connection with the Executive Employment Agreement between you and Business First Bank dated August             , 2008 (the “Agreement”). The federal Older Worker Benefit Protection Act requires that you have at least twenty-one (21) days, if you desire it, to consider whether you wish to sign a release such as this one in connection with a special, individualized severance package. You have until the close of business twenty-one (21) days from the date you receive this General Release to make your decision. You may not sign this General Release until, at the earliest, your official date of separation from employment.

BEFORE EXECUTING THIS GENERAL RELEASE YOU SHOULD REVIEW THESE DOCUMENTS CAREFULLY AND CONSULT WITH YOUR ATTORNEY.

You may revoke this General Release within seven (7) days after you sign it and it shall not become effective or enforceable until that revocation period has expired. If you do not accept the severance package and sign and return this General Release, or if you exercise your right to revoke the General Release after signing it, you will not be eligible for the special, individualized severance package. Any revocation must be in writing and must be received by Business First Bank, 5110 Corporate Boulevard, Baton Rouge, Louisiana 70808, within the 7-day period following your execution of this General Release.

GENERAL RELEASE

In consideration of the special, individualized severance package offered to me by Business First Bank and the separation benefits I will receive as reflected in the Executive Employment Agreement between me and Business First Bank dated August             , 2008 (the “Agreement”), I hereby release and discharge Business First Bank and its predecessors, successors, affiliates, parent, subsidiaries and partners and each of those entities’ employees, officers, directors and agents (hereafter collectively referred to as the “Bank”) from all claims, liabilities, demands, and causes of action, known or unknown, fixed or contingent, which I may have or claim to have against the Bank either as a result of my past employment with the Bank and/or the severance of that relationship and/or otherwise, and hereby waive any and all rights I may have with respect to and promise not to file a lawsuit to assert any such claims.

This General Release includes, but is not limited to, claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Pregnancy Discrimination Act of 1978, the Equal Pay Act, the Civil Rights Act of 1991 , the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Americans With Disabilities Act, the Employee Retirement Income Security Act or 1974 and the Veterans Reemployment Rights Act (all as amended from time to time). This General Release also includes, but is not limited to, any rights I may have under the Older Workers Benefit Protection Act of 1990, the Worker Adjustment and Retraining Act of 1988, the Fair Labor Standards Act, the Family and Medical Leave Act, the Occupational Health and Safety Act and any other federal , state and/or municipal statutes, orders or regulations pertaining to labor, employment and/or employee benefits. This General Release also applies to any claims or rights I may have growing out of any legal or equitable restrictions on the Bank’s rights not to continue an employment relationship with its employees, including any express or implied employment contracts, and to any claims I may have against the Bank for fraudulent inducement or misrepresentation, defamation, wrongful termination or other retaliation claims in connection with workers’ compensation or alleged “whistleblower” status or on any other basis whatsoever.

It is specifically agreed, however, that this General Release does not have any effect on any rights or claims I may have against the Bank which arise after the date I execute this General Release or on any vested rights I may have under any of the Bank’s qualified or non-qualified benefit plans or arrangements as of or after my last day of employment with the Bank, or on any of the Bank’s obligations under the Agreement or as otherwise required under the Consolidated Omnibus Budget and Reconciliation Act of 1985 (COBRA).

I have carefully reviewed and fully understand all the provisions of the Agreement and General Release, including the foregoing Notice. I have not relied on any representation or statement, oral or written, by the Bank or any of its representatives, which is not set forth in those documents.

The Agreement and this General Release, including the foregoing Notice, set forth the entire agreement between me and the Bank with respect to this subject. I understand that my receipt and retention of the separation benefits covered by the Agreement are contingent not only on my execution of this General Release, but also on my continued compliance with my other obligations under the Agreement. I acknowledge that the Bank gave me twenty-one (21) days to

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consider whether I wish to accept or reject the separation benefits I am eligible to receive under the Agreement in exchange for this General Release. I also acknowledge that the Bank advised me to seek independent legal advice as to these matters, if I chose to do so. I hereby represent and state that I have taken such actions and obtained such information and independent legal or other advice, if any, that I believed were necessary for me to fully understand the effects and consequences of the Agreement and General Release prior to signing those documents.

Dated this          day of             , 2008.

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